Exhibit 10.2

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was Filed Separately With The Securities And Exchange Commission.

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is made and entered into on June 28, 2014 (hereinafter “EFFECTIVE DATE”) by and between H. Lee Moffitt Cancer Center and Research Institute, Inc. a non-profit Florida corporation organized pursuant to Section 1004.43, Florida Statutes, whose address is 12902 Magnolia Drive Tampa, Florida 33612 (hereinafter "MOFFITT") and Lion Biotechnologies, Inc., whose address is 21900 Burbank Blvd, Third Floor, Woodland Hills, California 91367 (hereinafter "LICENSEE").

WHEREAS, The Internal Revenue Service has determined that MOFFITT is exempt from Federal income tax under Internal Revenue Code Section 501(a) as an organization described in Code Section 501(c)(3) and classified it as a public charity under Code Section 509(a)(1) as a publicly supported organization described in Code Section 170(b)(1)(A)(vi);

WHEREAS, in the course of research conducted at MOFFITT and the University of South Florida (“USF”), Dr. Amod Sarnaik, Dr. Shari Pilon-Thomas, Dr. Hao Liu, (MOFFITT) and Dr. Mark McLaughlin (USF), have produced an invention entitled “Compositions and Methods for Improving Tumor-Infiltrating Lymphocytes for Adoptive Cell Therapy” (MOFFITT OTMC docket number: 14MA011PR and 14MA011PR2);

WHEREAS, MOFFITT wishes to have the invention claimed in the LICENSED PATENT RIGHTS and any resulting patents commercialized to benefit the public good;

WHEREAS, LICENSEE is experienced in developing and commercializing products similar to the LICENSED TECHNOLOGY and shall act diligently to develop and commercialize the LICENSED TECHNOLOGY for public use throughout the LICENSED TERRITORY (as defined below); and

WHEREAS, MOFFITT is willing to grant a license to the LICENSED PATENT RIGHTS to LICENSEE and LICENSEE desires to receive a license to the LICENSED PATENT RIGHTS, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein made and exchanged, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MOFFITT and LICENSEE agree as follows:

ARTICLE 1                      INCORPORATION OF RECITALS AND DEFINITIONS

1.1.           The foregoing recitals are hereby incorporated herein by reference and acknowledged as true and correct.  Unless specifically set forth to the contrary in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.2.            “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE.  For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

1.3.           “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED PATENT RIGHTS, LICENSED TECHNOLOGIES or the Agreement itself, unless such information is subject to an exception described in Article 7.2.  CONFIDENTIAL INFORMATION shall include, without limitation, the following, whether or not patentable:  materials, know-how and data (whether technical or non-technical), trade secrets, inventions, methods and processes.  Notwithstanding any other provisions of this Article 1.4, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 7 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE’s obligations under this Agreement, unless otherwise mutually agreed to in writing by the parties.  MOFFITT Confidential Information may include certain Confidential Information of the University of South Florida (“USF”) or other third-parties that is obtained by Moffitt in accordance with one or more agreements between MOFFITT and USF or the applicable third party.

1.4.           “EARNED ROYALTY” is defined in Article 5.1.

1.5.           “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

1.6.           “FIELD” shall mean treatment of cancer.

1.7.           “FIRST SALE” shall mean the first sale, lease, transfer, practice, or disposition by or on behalf of the LICENSEE or its sublicensees (through multiple tiers) to a third party in a country after obtaining approval (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the U.S. Food and Drug Administration or any foreign equivalent necessary for the marketing and sale of LICENSED TECHNOLOGIES that results in NET SALES  .

1.8.           “IND” shall mean an investigational new drug application filed with the United States Food and Drug Administration prior to beginning clinical trials in humans in the United States or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

1.9.            “INSOLVENT” shall mean that LICENSEE (i) has ceased to pay its debts in the ordinary course of business, (ii) has current assets that are insufficient to pay its current obligations, (iii) is insolvent as defined by the United States Federal Bankruptcy Law, as amended from time to time, or (iv) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any Federal, state or other law for the relief of debtors.

1.10.           “LICENSE” refers to the license granted under Article 2.1.

1.11.            “LICENSED PATENT RIGHTS” shall mean:

(a)           Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of these patents;

(b)           to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 1.11(a): all counterpart foreign and U.S. patent applications and patents to 1.11(a) and 1.11(b), including those listed in Appendix A.

1.12.           “LICENSED TECHNOLOGY” or “LICENSED TECHNOLOGIES” shall mean process, product, machine, manufacture, composition of matter, apparatus, kit, or any part thereof, which, in the course of manufacture, use, sale, or importation, would, absent this Agreement, infringe one or more claims of the LICENSED PATENT RIGHTS that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction, on a LICENSED TECHNOLOGY-by-LICENED TECHNOLOGY basis and on a country-by-country basis.

1.13.           “LICENSED TERRITORY” shall mean the entire world.

1.14.           “NDA” shall mean a new drug application filed with the United States Food and Drug Administration to obtain marketing approval for a LICENSED TECHNOLOGY in the United States or any comparable application filed with a regulatory authority in or for a country or group of countries other than the United States.

1.15.           “NET SALES” shall mean:

(a)           the total gross amounts received from the sale, lease, rental, practice or other disposition of LICENSED TECHNOLOGIES by LICENSEE, SUBLICENSEES or AFFILIATES from third party end users less the following deductions, provided they actually pertain to the disposition of LICENSED TECHNOLOGIES and are separately invoiced or collected:

(i)           all reasonable and customary discounts, returns, credits and allowances on account of returns, bad debt deductions actually written off during the calendar quarter in which sales occurred, provided, however, that deductions taken for bad debt shall not exceed in aggregate ten percent (10.0%) of gross sales of LICENSED TECHNOLOGIES during the calendar quarter;

(ii)           reasonable and customary outbound transportation and freight charges; and

(iii)           reasonable and customary duties, taxes (but not income taxes) and other governmental charges levied on the sale, transportation or delivery of LICENSED TECHNOLOGIES, but not including income taxes of the LICENSEE.

(b)           No deductions shall be made for any other costs or expenses, including but not limited to commissions to any person or entity on LICENSEE’s, SUBLICENSEE's or an AFFILIATE’s payroll or for the cost of collection.

(c)           Notwithstanding any provision in this Agreement to the contrary, NET SALES shall not include the gross amounts received for LICENSED TECHNOLOGIES used by, sold to, or leased to, by any AFFILIATE or SUBLICENSEE unless such AFFILIATE or SUBLICENSEE is an end-user of any LICENSED TECHNOLOGIES, in which case such NET SALES shall be calculated using the average gross invoice price charged to third parties who are not AFFILIATES or SUBLICENSEES during the same quarter.  In the event that LICENSED TECHNOLOGIES are leased or exchanged for consideration other than money, the gross invoice price shall be the average gross invoice price charged to third parties during the same quarter.

(d)           Notwithstanding any provision in this Agreement to the contrary, NET SALES shall not include the supply of LICENSED TECHNOLOGIES as commercial samples, for use in pre-clinical or clinical studies, or for process development, quality control or assurance, storage as safety stock, transfer as a charitable donation or any other transaction for which no gross revenue is received.

(e)           In the event that LICENSED TECHNOLOGIES are combined with and sold, rented, leased or otherwise made available to others for a single price with another active ingredient or component having independent therapeutic effect or utility which ingredient or component is not itself LICENSED TECHNOLOGIES, then “NET SALES,” for purposes of determining royalty payments on the combination, shall be calculated using one of the methods set forth in (i) and (ii) below.  For purposes of clarity and avoidance of disputes, a product for which an effective dose consists of the administration of LICENSED TECHNOLOGIES and the separate administration of another product, shall be deemed to be a combination for the purposes of the calculation of NET SALES. NET SALES of a combination including as a component LICENSED TECHNOLOGIES shall be determined as follows:

(i)           By multiplying the NET SALES of the combination by the fraction A/A+B, where A is the gross selling price (or lease, rent or other payment), during the royalty paying period in question, of the LICENSED TECHNOLOGIES sold, leased, rented or otherwise disposed of for consideration separately, and B is the gross selling price (or lease, rent, or other payment), during the royalty period in question, of the other active ingredients or components sold, leased, rented or otherwise disposed of for consideration separately; or

(ii)           In the event that one or more of the LICENSED TECHNOLOGIES or any of the active ingredients or components of such combination package are not  separately sold, leased, rented or otherwise made available to others for consideration during the royalty paying period in question, NET SALES, for the purposes of determining royalty payments shall be calculated using the above formula where A is the reasonably estimated commercial value of the LICENSED TECHNOLOGIES sold separately and B is the reasonably estimated commercial value of the other active ingredients or components sold separately.  Any such estimates shall be determined according to generally acceptable accounting practices.

1.16.           “PATENT ISSUANCE” shall mean the first of the LICENSED PATENT RIGHTS which have been allowed and issued by The United States Patent and Trademark Office.

1.17.           “PHASE I CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is to determine toxicity, absorption, metabolism and/or safe dosage range in patients with the disease target being studied as required in 21 C.F.R. §312.21(a) or its foreign equivalent. For avoidance of doubt, a phase I/II clinical trial shall be considered a PHASE I CLINICAL TRIAL unless otherwise agreed between the parties.

1.18.           “PHASE II CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is to evaluate the effectiveness of a drug for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the drug as required in 21 C.F.R. §312.21(b) or its foreign equivalent.  For avoidance of doubt, a phase II/III clinical trial shall be considered a PHASE II CLINICAL TRIAL unless otherwise agreed between the parties.

1.19.           “PHASE III CLINICAL TRIAL” shall mean expanded controlled and uncontrolled human clinical trials, performed after preliminary evidence suggesting effectiveness of has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling, as required in 21 C.F.R. §312.21(c) or its foreign equivalent.

1.20.           “PLAN” is defined in Article 6.1.

1.21.           "REASONABLE COMMERCIAL EFFORTS" shall mean reasonable efforts and diligence to be in accordance with efforts and resources LICENSEE would use for a product candidate owned by it or to which it has rights which is of similar market potential as the applicable LICENSED TECHNOLOGY taking into account the competitiveness of the market place, the proprietary position of the LICENSED TECHNOLOGY, the relative potential safety and efficacy of the LICENSED TECHNOLOGY, the cost of goods and availability of capacity to manufacture and supply the LICENSED TECHNOLOGY at commercial scale, the profitability of the applicable LICENSED TECHNOLOGY and other relevant factors including, without limitation, technical, legal, scientific or medical factors..

1.22.           “SUBLICENSE INCOME” shall mean consideration in any form received by LICENSEE or an AFFILIATE in connection with a grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export LICENSED TECHNOLOGIES, but excluding EARNED ROYALTIES on NET SALES of LICENSED TECHNOLOGY.  SUBLICENSE INCOME shall include without limitation any license signing fee, license maintenance fee, milestone payments, unearned portion of any minimum royalty payment received by LICENSEE, equity, distribution or joint marketing fee, funding specifically designated for research and development in excess of LICENSEE’s cost of performing such research and development, and any consideration received for an equity interest in, extension of credit to or other investment in LICENSEE to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties. Notwithstanding the foregoing, SUBLICENSE INCOME shall not include the following: (i) payments received for the license or sublicense of any intellectual property other than LICENSED PATENT RIGHTS; (ii) payments received in reimbursement for patent expenses, or (iii) payments received in reimbursement for reasonable marketing expenses. SUBLICENSE INCOME shall not be reduced, off-set or otherwise allocated as a result of including rights in addition to those licensed hereunder in connection with any such grant.

1.23.           “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE or otherwise granted any other right, license, privilege or immunity to make, have made, use, sell, have sold, import or export any LICENSED TECHNOLOGY.

1.24.           “TERM” is defined in Article 2.4.

ARTICLE 2                      LICENSE GRANT AND TERM

2.1.           Subject to all the terms and conditions of this Agreement, MOFFITT hereby grants to LICENSEE an exclusive license under the LICENSED PATENT RIGHTS, with the right to grant sublicenses in multiple tiers, to make, have made, use, sell, have sold, import or export LICENSED TECHNOLOGIES within the FIELD in the LICENSED TERRITORY (the "LICENSE") provided this Agreement is in effect and LICENSEE is not in breach of its obligations hereunder.

2.2.           To the extent that any invention included within the LICENSED PATENT RIGHTS has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention including but not limited to 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (collectively the “Federal Patent Policy”).  As a condition of the LICENSE granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the LICENSED TECHNOLOGIES, including the obligation that LICENSED TECHNOLOGIES used or sold in the United States be manufactured substantially in the United States.  Nothing contained in this Agreement obligates or shall obligate MOFFITT to take any action that would conflict in any respect with its past, current or future obligations to the United States Government under the Federal Patent Policy with respect to the LICENSED PATENT RIGHTS.

2.3.           Notwithstanding anything contained herein to the contrary, the LICENSE is expressly made subject to MOFFITT’s reservation of the right for MOFFITT, USF, and ALL other non-profit academic and research institutions to make, use and practice the LICENSED PATENT RIGHTS for internal and external collaborative not-for-profit purposes including teaching, research, continuing research, development, and testing and all other non-commercial purposes, provided that such purposes do not directly benefit any for-profit entity.  Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of MOFFITT or USF other than the LICENSED PATENT RIGHTS.  MOFFITT shall not, without LICENSEE’S prior written consent, grant any rights or licenses to any intellectual property or technology to any third party, or transfer any data or know-how to any third party, or otherwise assist any third party in any manner that would conflict with MOFFITT’S obligations under this Agreement.

2.4.           Unless terminated earlier as provided in Article 12, the term of the LICENSE (“the TERM”) shall commence on the EFFECTIVE DATE and shall automatically expire on the earlier of: (a) the date on which the last of the claims of the patents described in the LICENSED PATENT RIGHTS expires, lapses or is declared to be invalid by a final, non-appealable decision of a court of competent jurisdiction through no fault or cause of LICENSEE; or (b) twenty (20) years after the EFFECTIVE DATE.

2.5.           Except as expressly provided in this Agreement, under no circumstances shall LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of MOFFITT.

ARTICLE 3                      SUBLICENSES

3.1.           LICENSEE shall have the right to grant sublicenses to SUBLICENSEES under this Agreement, provided that (a) LICENSEE shall provide MOFFITT with a final, un-redacted copy of such sublicense agreement thirty (30) days prior to the execution of the sublicense agreement, and a copy of each full executed sublicense agreement within thirty (30) days of the final execution of such sublicense agreement and (b)any sublicense granted by LICENSEE shall comply with and be consistent with all the terms and conditions of this Agreement.  Any agreement between the LICENSEE and any SUBLICENSEE shall be subject to and subordinate to this Agreement and expressly provide that the provisions of this Agreement shall be directly enforceable against such SUBLICENSEE by MOFFITT.  Notwithstanding the foregoing, LICENSEE shall be entitled to determine the commercial terms of any such sublicense.  For the avoidance of doubt, LICENSEE shall also include provisions in all sublicenses to provide that, in the event that SUBLICENSEE challenges, directly or indirectly urging of a third party on behalf of the SUBLICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the LICENSED TECHNOLOGIES before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction, then MOFFITT may terminate the SUBLICENSE within thirty (30) days. LICENSEE shall remain responsible for its obligations hereunder and for the performance of its SUBLICENSEE (including without limitation, making all payments due to MOFFITT by reason of any NET SALES of LICENSED TECHNOLOGIES), and LICENSEE shall ensure its SUBLICENSEE complies with all relevant provisions of this Agreement.

3.2.           LICENSEE shall pay royalties to MOFFITT on NET SALES of LICENSED TECHNOLOGIES by its SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES.   For the avoidance of doubt, LICENSEE shall be entitled to conduct or to perform research, development, manufacturing, marketing and/or distribution activities on a contract basis in respect of the LICENSED TECHNOLOGIES by means of any third party, and no payments shall be due to MOFFITT from LICENSEE as a consequence of such activities.

3.3.            LICENSEE agrees that it has sole responsibility to:

(a)           provide MOFFITT with a copy of any amendments to sublicenses granted by LICENSEE under this Agreement and to notify MOFFITT of termination of any sublicense; and

(b)           deliver copies of all reports provided to LICENSEE by SUBLICENSEES, to the extent such reports relate to obligations of LICENSEE and SUBLICENSEES under this Agreement.

In addition, LICENSEE shall pay to MOFFITT [* * *] of any SUBLICENSE INCOME.  Payment of SUBLICENSE INCOME shall be made within sixty (60) days of LICENSEE’S receipt of the SUBLICENSE INCOME.  Notwithstanding any provision herein to the contrary, upon SUBLICENSEE reaching a milestone event described in Article 4.4, LICENSEE shall pay MOFFITT the greater of (1) the milestone payment described in Article 4.4 or (2) [* * *] of the SUBLICENSE INCOME pertaining to the reaching of the same milestone event.

ARTICLE 4                      LICENSE ISSUE FEE; LICENSE MAINTENANCE FEE; MILESTONE PAYMENTS

4.1.           LICENSEE shall pay to MOFFITT a non-refundable license issue fee of [* * *] payable within thirty (30) days of the EFFECTIVE DATE.

4.2.           LICENSEE shall pay to MOFFITT a non-refundable fee upon PATENT ISSUANCE of [* * *] payable in cash within thirty (30) days of PATENT ISSUANCE.

4.3.           During the TERM of this Agreement, LICENSEE agrees to pay to MOFFITT an annual license maintenance fee (“LMF”) of [* * *] commencing on the first anniversary of the EFFECTIVE DATE and every anniversary thereafter until PATENT ISSUANCE.  Once PATENT ISSUANCE occurs, LICENSEE agrees to pay to MOFFITT an annual license maintenance fee (“LMF”) according to the following schedule, commencing on the first anniversary of the PATENT ISSUANCE and every anniversary thereafter until LICENSEE starts to pay Minimum Royalty Payments under Article 5.3.  The LMF payable in years in which milestone payments as described in Article 4.4 are paid shall be fully creditable against such milestone payments.

Anniversaries after PATENT ISSUANCE    LMF
1-3[* * *]
4 and beyond     [* * *]

4.4.           LICENSEE shall pay the following milestone royalties to MOFFITT for the first LICENSED TECHNOLOGY developed by LICENSEE:

(a)           a non-refundable milestone payment of [* * *] when LICENSEE initiates its first PHASE I CLINICAL TRIAL.

(b)           a non-refundable milestone payment of [* * *] when LICENSEE initiates its first PHASE II CLINICAL TRIAL.

(c)           a non-refundable milestone payment of [* * *] when LICENSEE initiates its first PHASE III CLINICAL TRIAL.

(d)           a non-refundable milestone payment of [* * *] upon the first NDA approval of a LICENSED TECHNOLOGY by the FDA;

4.5.           For avoidance of doubt, initiation of clinical trials in Article 4.4 occurs upon the dosing of the first patient in the applicable clinical trial.  Neither the license issue fee set forth in Article 4.1 nor the LMF of Article 4.3 nor the milestone fee set forth in Article 4.4 shall be credited against EARNED ROYALTIES payable under Article 5. LICENSEE shall be entitled to subcontract any or all of its tasks hereunder. MOFFITT hereby acknowledge that LICENSEE has not guaranteed that the performance of the PHASE I CLINICAL TRIALS, PHASE II CLINICAL TRIALS or PHASE III CLINICAL TRIALS will be successful or achieve any specific results or that any regulatory approvals shall be granted with respect to the LICENSED TECHNOLOGIES.

ARTICLE 5                      EARNED ROYALTIES; MINIMUM ROYALTY PAYMENTS

5.1.           During the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to MOFFITT an earned royalty of [* * *] on worldwide cumulative NET SALES of LICENSED TECHNOLOGY by LICENSEE or its SUBLICENSEES or AFFILIATES (“EARNED ROYALTIES”).

5.2.             LICENSEE shall pay all EARNED ROYALTIES accruing to MOFFITT within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

5.3.           During the term of this Agreement, LICENSEE agrees to pay MOFFITT annual Minimum Royalty Payments (“MRP”) of [* * *] commencing on the first anniversary of the EFFECTIVE DATE to occur at least six (6) months after the date of the FIRST SALE and until PATENT ISSUANCE.  Once PATENT ISSUANCE has occurred, LICENSEE agrees to pay MOFFITT the MRP according to the following schedule:

   Years after PATENT ISSUANCE MRP
1-3[* * *]
4 and beyond[* * *]

LICENSEE shall continue to pay the MRP until the end of the TERM.  MOFFITT shall fully credit each MRP made against any EARNED ROYALTIES payable by LICENSEE in the same year.

5.4.           All EARNED ROYALTIES and other payments due under this Agreement shall be paid to MOFFITT in United States Dollars.  In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank (or successor) at the end of the last business day of the quarter in which the royalty was earned.  If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank (or successor) as of the payment due date and MOFFITT shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, following such failure to pay.  The payment of such interest shall not foreclose MOFFITT from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

5.5.           In the event that a patent included within LICENSED PATENT RIGHTS expires or lapses, or if all of its claims are declared invalid by a non-appealable decision of a court of competent jurisdiction, LICENSEE shall have no further obligation to pay EARNED ROYALTIES and MRP for LICENSED TECHNOLOGY covered by the invalidated patent claim(s). .  This Agreement shall remain in effect as to any other LICENSED TECHNOLOGY covered by any remaining LICENSED PATENT or remaining claims under the LICENSED TECHNOLOGIES.

5.6.           In the event that LICENSEE is legally required to make royalty payments on one or more third party patents in order to develop, make, have made, use, sell, offer to sell, lease or import LICENSED TECHNOLOGIES, LICENSEE may offset [* * *] of such third-party payments against any EARNED ROYALTIES that are due to MOFFITT in the same CALENDAR QUARTER. In no event shall the EARNED ROYALTIES under this Section when aggregated with any other offsets and credits allowed under this AGREEMENT, be reduced by more than [* * *] in any CALENDAR QUARTER.

5.7.           LICENSEE is responsible for any and all wire/bank fees associated with all payments due to MOFFITT pursuant to this Agreement.

ARTICLE 6                      DUE DILIGENCE

6.1.           LICENSEE shall develop, commercialize, and market  the LICENSED TECHNOLOGY and has designed a plan for such purpose that includes a description of research and development, testing, government approval, manufacturing, marketing and sale or lease of LICENSED TECHNOLOGY (“PLAN”).  A copy of the PLAN is attached to this Agreement as Appendix B and incorporated herein by reference.

6.2.           LICENSEE shall use REASONABLE COMMERCIAL EFFORTS to implement the PLAN and to obtain regulatory approval for the LICENSED TECHNOLOGY, beginning such implementation within ninety (90) days after the EFFECTIVE DATE of this Agreement, and thereafter use REASONABLE COMMERCIAL EFFORTS to commercialize and develop markets for the LICENSED TECHNOLOGY.  For the avoidance of doubt, nothing contained in this Agreement shall be construed as a warranty by LICENSEE that any development or any commercialization to be carried out by it in connection with this Agreement will actually achieve its aims or any other results and LICENSEE makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development. Furthermore, LICENSEE makes no representation to the effect that the commercialization of the LICENSED TECHNOLOGIES, or any part thereof, will succeed, or that it shall be able to sell LICENSED TECHNOLOGIES in any quantity.

6.3.           Within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide a written summary report to MOFFITT, indicating LICENSEE's progress and problems to date in performance under the PLAN. Such report shall include a summary description of each research study performed using LICENSED TECHNOLOGY (.  Such report shall further include a short summary of all filings with government agencies pertaining to the LICENSED TECHNOLOGY.  Such report shall further include a short summary of the marketing strategy for promoting the LICENSED TECHNOLOGY to the public, if any.  Within thirty (30) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide MOFFITT with an updated copy of the PLAN that includes a forecast and schedule of major events required to obtain regulatory approval for and market the LICENSED TECHNOLOGY.    From time to time while this Agreement is in effect, LICENSEE shall furnish MOFFITT with reasonable requested information pertaining to the development, marketing, and commercialization of the LICENSED TECHNOLOGY.

ARTICLE 7                      CONFIDENTIALITY AND PUBLICITY

7.1.           Subject to the parties’ rights and obligations pursuant to this Agreement, MOFFITT and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

(a)           will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b)           will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

(c)           will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

(d)           will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 7.

7.2.           The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that as established by written records:

(a)           is already in the recipient’s possession prior to receipt from the disclosing party; or

(b)           is  in the public domain by use and/or publication at the time of receipt from the disclosing party, or enters into the public domain through no improper act of the receiving party; or

(c)           is developed independently by the receiving party without reference to the information of the disclosing party; or

(d)           is properly obtained by receiving party from a third party with a valid legal right to disclose such information and such third party is not under a confidentiality obligation to such information to the disclosing party; or

(e)           is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

7.3.           Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party, except that MOFFITT may share such terms with USF, and LICENSEE can share such terms with its potential investors and collaborators.  MOFFITT may share LICENSEE’S CONFIDENTIAL INFORMATION with its investigators and USF, provided that MOFFITT is responsible for the compliance with the confidentiality terms hereunder of such investigators and USF.

ARTICLE 8                               REPORTS, RECORDS AND INSPECTIONS

8.1.           LICENSEE shall, within thirty (30) days after the calendar quarter in which NET SALES first occur, and within thirty (30) days after the end of each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide MOFFITT with a written report, substantially similar to the Moffitt Cancer Center Royalty Report format in Appendix C, detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED TECHNOLOGY during the preceding calendar quarter and calculating the payments due pursuant to Article 5.  NET SALES of LICENSED TECHNOLOGY shall be deemed to have occurred on the receipt of payments for such LICENSED TECHNOLOGY.  Each such report shall be signed by an officer of LICENSEE (or the officer's designee), and must include:

(a)           the number of LICENSED TECHNOLOGY manufactured, sold, leased or otherwise transferred or disposed of by LICENSEE, SUBLICENSEES and AFFILIATES;

(b)           a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED TECHNOLOGY and any permitted deductions made pursuant to Article 1.16;

(c)           a calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d)           names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

8.2.           LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate books and records containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement, provided that in any event such records shall not be required to be any more detailed than those which LICENSEE or SUBLICENSEES, respectively, generally maintain in their ordinary course of business.  LICENSEE and SUBLICENSEES shall preserve such books and records for three (3) years after the calendar year to which they pertain.  Such books and records (including but not limited to invoice registers, original invoices, sales analysis reports, accounting general ledgers, sublicense agreements, distributor agreements, price lists, catalogs, chart of accounts, cash receipt journal, transfer pricing records, royalty reports, marketing materials, audited financial statements, income tax returns, produce line income statements, sales tax returns, manufacturing records, shipping records, and inventory records) to the extent they relate directly to the verification of the amounts payable to MOFFITT shall be open to inspection by MOFFITT and an independent certified public accountant selected by MOFFITT, at MOFFITT’s expense, during normal business hours upon ten (10) days' prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE.  MOFFITT and the independent certified public accountant shall have the right to interview LICENSEE or SUBLICENSEES’ staff in furtherance of verifying any payments owed to MOFFITT.   Such accountant shall not disclose to MOFFITT any information other than information relating to the accuracy of reports and payments delivered under this Agreement.   In the event LICENSEE underpaid the amounts due to MOFFITT with respect to the audited period by more than five percent (5%), and if either (i) the accountant selected by MOFFITT was approved by LICENSEE in advance of such audit  or (ii) such underpayment is proven to the satisfaction of a mutually agreed external auditor, then LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, and accrued interest on the underpayment at the lesser of the maximum rate allowed by law or 1.5% per month, all within sixty (60) days of receiving notice thereof from MOFFITT. MOFFITT may exercise its rights under this Section 8.2 only once every year and only with reasonable prior notice to LICENSEE, and subject to prior coordination. Any such audit shall be made during LICENSEE’S normal business hours and shall not unreasonably interfere with the business of LICENSEE and shall be completed within a reasonable time

8.3.           MOFFITT acknowledges that LICENSEE is currently a publicly traded company. MOFFITT may access information regarding LICENSEE’s financial condition for each fiscal year through publicly filed documents with the U.S. Securities and Exchange Commission.

ARTICLE 9                      INTELLECTUAL PROPERTY; PATENT PROTECTION

9.1.           LICENSEE shall be the sole owner of (a) all information relating to the PHASE I CLINICAL TRIAL(S), the PHASE II CLINICAL TRIAL(S) and the PHASE III CLINICAL TRIAL(S), as well as all inventions or results generated thereunder or deriving therefrom, including all regulatory filings and approvals in the FIELD and trademarks that may be generated hereunder, and (b) all information and inventions relating to LICENSED TECHNOLOGIES or LICENSED PATENT RIGHTS created, generated, made, conceived, developed, or reduced to practice by or for LICENSEE (the “LICENSEE IP”).

9.2.           Except as otherwise set forth in this Agreement, LICENSEE and MOFFITT shall retain their respective unrestricted rights to make, have made, use and sell all such data, information, discoveries or inventions that are or may be owned by them, provided however that MOFFITT shall not be entitled to grant any rights thereto that conflict with the rights granted by MOFFITT to LICENSEE hereunder, including LICENSED PATENT RIGHTS in the FIELD, without prior written approval by LICENSEE.

9.3.           Each Party hereto undertakes to sign, execute and deliver all documents and papers that may be required, and perform such other acts as may be reasonably required in the circumstances, in order to ensure the division of the intellectual property rights between the Parties in accordance with the terms of this Section 9, as well as the filing of any and all patents arising hereunder and the registration of the LICENSED PATENT RIGHTS granted hereunder.

9.4.           LICENSEE shall be responsible for all past, present, and future costs of preparing, filing, prosecuting and maintaining of all patent applications and patents contained in the LICENSED PATENT RIGHTS to the extent within the FIELD AND LICENSED TERRITORY.  Any and all such patent applications and patents, shall remain the property of MOFFITT and/or USF. For the avoidance of doubt, prosecution shall include re-examinations, reissues, interferences, inter-partes review, post-grant review, oppositions and the like.

9.5.           LICENSEE shall pay for filing, prosecuting and maintaining the patent applications and patents contained in the LICENSED PATENT RIGHTS to the extent within the FIELD at least in the United States, Europe and Japan and also in other countries selected by MOFFITT and agreed to by LICENSEE. If LICENSEE does not agree to pay the expenses of filing, prosecuting or maintaining a patent application or patent in any such other countries, then upon sixty (60) days prior written notice, MOFFITT may file, prosecute and maintain such patent application or patent in such other countries at its own expense and LICENSEE's rights and obligations under this Agreement shall terminate automatically with respect to such patent application or issued patent.

9.6.           The costs mentioned in Articles 9.2 and 9.3 shall include, but are not limited to, any taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at MOFFITT’s option, either directly to patent counsel or by reimbursement to MOFFITT.  In either case, LICENSEE shall make payment directly to the appropriate party within sixty (60) days of receiving its invoice.  If LICENSEE fails to make payment to MOFFITT or patent counsel, as appropriate,of any undisputed charges within the thirty day period, LICENSEE shall be charged a five percent (5%) surcharge on the invoiced amount per month or fraction thereof or such higher amount as may be charged by patent counsel.  Failure of LICENSEE to pay the surcharge shall be grounds for termination by MOFFITT under Article 12.1(b). Nothing contained herein shall be deemed to be a warranty by either of the parties that they can or will be able to obtain patents on patent applications or that any such patents will afford adequate or commercially worthwhile protection.

9.7.           MOFFITT shall have the right to file, prosecute and maintain the patent applications and patents contained in the LICENSED PATENT RIGHTS using counsel of its choice. MOFFITT, however, agrees to delegate to LICENSEE the responsibility to direct the filing, prosecution and maintenance of such patent applications and patents using independent patent counsel selected by LICENSEE and reasonably agreed to by MOFFITT.  Said independent patent counsel shall represent both LICENSEE and MOFFITT.  LICENSEE shall have such responsibility to direct the filing, prosecution and maintenance of such patent applications and patents, unless and until MOFFITT, in its sole discretion, determines that MOFFITT desires to assume such responsibility using counsel of its choice.

9.8.           With respect to any patent applications and patents contained in the LICENSED PATENT RIGHTS, the party responsible for directing prosecution (the “Prosecuting Party”) and patent counsel shall (a) consult with the other party (the “Non-prosecuting Party”) and keep the Non-prosecuting Party fully informed of the progress of the preparation, filing, prosecution and maintenance of such patent applications and patents, (b) consult with the Non-prosecuting Party and keep the Non-prosecuting Party fully informed about  patent strategy with respect to such patent applications and patents, (c) provide to the Non-prosecuting Party advance copies of documents relevant to preparation, filing, prosecution and maintenance of such patent applications and patents sufficiently in advance of filing to allow the Non-prosecuting Party a reasonable opportunity to review and comment on such documents, (d) consider and implement all the Non-prosecuting Party’s reasonable comments on such patent filings, and (e) provide the Non-prosecuting Party with final copies of such documents.  LICENSEE agrees to use commercially reasonable efforts to obtain broad and strong patent protection in the best interest of MOFFITT and LICENSEE.  The Prosecuting Party will not finally abandon any patent application, or make decisions that would have a material impact on the nature or scope of any claims without the Non-prosecuting Party’s prior written consent.

9.9.           LICENSEE shall apply, and shall require SUBLICENSEES to apply, the patent marking notices required by the law of any country where such LICENSED TECHNOLOGY are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 10                                 INFRINGEMENT AND LITIGATION

10.1.           Each party shall promptly notify the other in writing in the event that (a) it obtains knowledge of activity by third parties infringing or otherwise violating the intellectual property rights in the LICENSED PATENT RIGHTS, or (b) it is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENT RIGHTS, and shall supply the other party with documentation of the infringing activities that it possesses.

10.2.           During the TERM of this Agreement:

(a)           LICENSEE shall have the first right, but not the obligation, to assert and defend rights in the LICENSED PATENT RIGHTS respecting infringement or other violation of intellectual property rights in the LICENSED PATENT RIGHTS by third parties in the FIELD and in the LICENSED TERRITORY using counsel of its own selection.  This right includes bringing any legal action for infringement and defending any counter claim of a third party respecting the LICENSED TECHNOLOGIES such as a counter claim or declaratory judgment for invalidity, non-infringement, or unenforceability.  If, in the reasonable opinion of LICENSEE’s and MOFFITT’s respective counsel, MOFFITT is required to be a named party to any such suit for standing purposes, LICENSEE may join MOFFITT as a party; provided, however, that (i)  MOFFITT shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined MOFFITT as a party; and (iii) LICENSEE shall keep MOFFITT reasonably apprised of all developments in any such action.  LICENSEE may settle such suits only with MOFFITT’s prior written consent.  LICENSEE shall bear the expense of such legal actions where LICENSEE joins MOFFITT as a party, including MOFFITT’s reasonable expenses.  Except for providing reasonable assistance, at the request and expense of LICENSEE, MOFFITT shall have no obligation regarding the legal actions described in Article 10.2 unless required to participate by law.  However, MOFFITT shall have the right to participate in any such action through its own counsel and at its own expense.  Any recovery shall first be applied to LICENSEE’s out of pocket expenses and second shall be applied to MOFFITT’s out of pocket expenses, including legal fees.  MOFFITT shall recover ten percent (10%) of any excess recovery over those expenses.

(b)           In the event LICENSEE fails to initiate and pursue or participate in the actions described in the preceding paragraph (a) within sixty (60) days of LICENSEE first becoming aware of an infringement or other violation of intellectual property rights in the LICENSED PATENT RIGHTS or (b) upon notice by LICENSEE to MOFFITT that it does not intend to initiate, pursue or participate in such action(s), whichever is earlier, MOFFITT shall have the right to initiate or take over such legal action at its own expense and MOFFITT may use the name of LICENSEE as a party in such action.  In such case, LICENSEE shall provide reasonable assistance to MOFFITT if requested to do so.  MOFFITT may settle such actions solely through its own counsel.  Any recovery shall be split between MOFFITT and LICENSEE on a pro rata basis as determined by the relative total out of pocket and legal expenses incurred by each party in pursuing the legal action.

10.3.           In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and MOFFITT elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement (and all obligations and rights therein) in the country where the suit was filed with respect to the licensed patent following thirty (30) days’ written notice to the other party in accordance with the terms of Article 14.

ARTICLE 11                                 USE OF MOFFITT’S NAMES

LICENSEE shall not use the name “University of South Florida,” or “H. Lee Moffitt Cancer Center and Research Center,” nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by MOFFITT, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of the appropriate party in each instance, except that LICENSEE may state that it has licensed from MOFFITT one or more of the patents and/or applications within the LICENSED PATENT RIGHTS, and/or  identify MOFFITT and disclose the terms of this Agreement as otherwise required under applicable law.  Nothing herein shall prevent MOFFITT from complying with public information requests as required under Florida law or from including general information about the Agreement in reports.

ARTICLE 12                                 TERMINATION

12.1.           MOFFITT shall have the right, at its option, upon thirty (30) days prior written notice to LICENSEE (a) to terminate this Agreement or (b) to convert all exclusive licenses granted herein to nonexclusive licenses, in either case in the event LICENSEE:

(a)           fails to make any payment of undisputed amounts due and payable pursuant to this Agreement unless LICENSEE shall make all such payments of undisputed amounts (and all interest due on such payments under Article 5.4) within the thirty (30) day period after receipt of written notice from MOFFITT; or

(b)           commits a breach of any other provision of this Agreement which is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from MOFFITT, or upon mutual agreement of the parties that such breach is not capable of being cured; or

(c)           challenges, directly or indirectly urging of a third party on behalf of the LICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the LICENSED PATENT RIGHTS before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction (“Conflicting Claim”); provided, however, that in the event that LICENSEE has control, directly or indirectly, to a Conflicting Claim originally brought or raised by a third party as a result of LICENSEE’s merger with or acquisition of such third party, the foregoing termination right shall be modified as follows: (A) as soon as reasonably practicable after the closing of such merger or acquisition but no later than fourteen (14) days following LICENSEE’s actual knowledge of the Conflicting Claim, LICENSEE shall notify MOFFITT of the existence of the Conflicting Claim; (B) LICENSEE shall decide, within forty five (45) days following the provision of such notice to MOFFITT, whether to withdraw or otherwise terminate the Conflicting Claim; and (C) in the event LICENSEE decides not to withdraw or terminate the Conflicting Claim, MOFFITT may terminate this Agreement on thirty (30) days prior written notice..

12.2.           Notwithstanding any provision herein to the contrary, this Agreement shall terminate automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes INSOLVENT, or a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for one hundred twenty (120) days, or LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

12.3.           LICENSEE shall have the right to terminate this Agreement upon written notice to MOFFITT:

(a)           at any time on six (6) months’ notice to MOFFITT; or

(b)           in the event MOFFITT commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

12.4.           Upon termination of this Agreement, for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated.  Notwithstanding the foregoing, in the event this Agreement is terminated for any reason, LICENSEE and its Affiliates shall have the right for six (6) months following the date of termination to sell or otherwise dispose of the stock of any LICENSED TECHNOLOGIES subject to this Agreement then on hand, subject to the right of MOFFITT to receive payment thereon as provided in Article 5 herein. Except as set forth above, upon such termination, LICENSEE shall cease to manufacture or sell LICENSED TECHNOLOGY and cease to use LICENSED INFORMATION.  Within sixty (60) days of the effective date of termination, MOFFITT shall return to LICENSEE all materials owned by LICENSEE and all CONFIDENTIAL INFORMATION of LICENSEE.  Within sixty (60) days of the effective date of termination, LICENSEE shall return to MOFFITT:

(a)           All CONFIDENTIAL INFORMATION disclosed by MOFFITT;

(b)           the last report required under Article 6 or 8, if any; and

(c)           all payments incurred up to the effective date of termination.

12.5.           Upon termination of this Agreement, each sublicense granted by LICENSEE hereunder and remaining in effect as of immediately prior to such termination shall, effective as of such termination, automatically and with no further action necessary by any person or entity, be converted into a direct license granted by MOFFITT to the relevant SUBLICENSEE under the LICENSED PATENT RIGHTS within the scope of such sublicense, on the same terms and conditions as were applicable to LICENSEE hereunder as of immediately prior to such termination (provided that no SUBLICENSEE shall be responsible for any obligations of LICENSEE relating to time periods prior to such termination and further provided that MOFFITT shall not be obligated to perform any obligations of LICENSEE not consistent with those of the MOFFITT under this Agreement).

12.6.           Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all earned and undisputed EARNED ROYALTIES and other payments required by Articles 4 and 5.  The following provisions shall survive any termination:  Article 7, Article 8.2, Article 11, this Article 12.5, Article 12.8, Article 13, Article 15, Article 16.1, and Article 17.

12.7.           The rights provided in this Article 12 shall be in addition and without prejudice to any other rights and remedies under the law which the parties may have with respect to any breach of the provisions of this Agreement.

12.8.           Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

12.9.           Upon termination of this Agreement for any reason other than breach by MOFFITT, LICENSEE shall grant MOFFITT an exclusive option to license the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the LICENSED TECHNOLOGY.  In addition, at MOFFITT’s request, LICENSEE shall grant MOFFITT an exclusive option to license all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the LICENSED TECHNOLOGY, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of LICENSED TECHNOLOGY, any other data, techniques, know-how and other information developed or generated that relate to the LICENSED TECHNOLOGIES or LICENSED TECHNOLOGY, and all copies and facsimiles of such materials, documents, information and files. MOFFITT may exercise the option herein by giving LICENSEE written notice at any time during the period starting on the termination date and ending six (6) months thereafter (“Option Term”).  Upon exercise of the options, the parties shall negotiate in good faith for the license containing commercially reasonable terms including a royalty on net sales and percentage of third party payment.  The Option Term may be extended in writing signed by the authorized representatives of the parties.

ARTICLE 13                                 INDEMNIFICATION; INSURANCE; NO WARRANTIES

13.1.           LICENSEE shall defend, indemnify and hold harmless MOFFITT and its AFFILIATES, and both of their trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys' fees (a “CLAIM”), to the extent relating to (i) gross negligence or willful misconduct of LICENSEE in performance of this Agreement, or (ii) a breach by LICENSEE of its obligations, representations and warranties hereunder, or (iii) any activities conducted by or for LICENSEE under this Agreement as part of the PHASE I CLINICAL TRIAL (to the extent conducted by or for LICENSEE), PHASE II CLINICAL TRIAL, PHASE III CLINICAL TRIAL or as part of the development, manufacture, use, sale or other disposition of any LICENSED TECHNOLOGIES by LICENSEE; provided, however that the LICENSEE shall not be responsible to indemnify MOFFITT pursuant to this Article 13.1 to the extent any CLAIM arises out of MOFFITT’s gross negligence or willful misconduct.

13.2.           As soon as reasonably possible after an indemnified party becomes aware of any potential liability hereunder, such indemnified party shall deliver written notice to the indemnifying party, stating the nature of the potential liability; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnifying party shall have the right to assume the defense of any suit or claim related to the liability if it has assumed responsibility for the suit or claim in writing; provided, however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business, operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such indemnified party may have at law or in equity. In the defense of any claim or litigation, the indemnifying party shall not, except with the prior written consent of the other party, enter into a settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such other party a complete release from all liability in respect of such claim or litigation. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense; provided, however, that the indemnifying party shall pay the reasonable fees and costs of any separate counsel to the extent such separate representation is due to a conflict of interest between the parties. In the event of the commencement of any action (including any governmental action) against either MOFFITT or LICENSEE resulting from or relating in any way to this Agreement, then the party with knowledge of the commencement of such action shall, within a reasonable time, notify the other party of such.

13.3.           LICENSEE shall maintain, for the term of this Agreement and thereafter, sufficient insurance to cover its obligations under this Agreement, including clinical trial insurance, and under law as it customarily maintains for similar activities in the regular course of its business.    With respect to LICENSEE, subject to Section 13.5, such insurance shall:

(a)           list “MOFFITT their trustees, directors, officers, employees and agents” as additional insureds under the policy;

(b)           provide that such policy is primary and not excess or contributory with regard to other insurance MOFFITT may have;

(c)           be endorsed to include product liability coverage in amounts no less than One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) annual aggregate; and

(d)           be endorsed to include contractual liability coverage for LICENSEE’s indemnification under Article 13.1; and

(e)           by virtue of the minimum amount of insurance coverage required under Article 13.4(c), not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under Article 13.1.

13.4.           By signing this Agreement, LICENSEE certifies that its requirements of Article 13.4 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED TECHNOLOGY or (b) the date any LICENSED TECHNOLOGY is tested or used on humans, and will continue to be met thereafter.  Upon MOFFITT’s request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to MOFFITT.  Such policy shall require that thirty (30) days’ written notice to MOFFITT prior to any cancellation of or material change to the policy.

           (a)           EXCEPT AS EXPRESSLY STATED HEREIN, MOFFITT MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED TECHNOLOGIES, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE LICENSED TECHNOLOGY DOES NOT OR WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS NOT VESTED IN MOFFITT.

(b)EXCEPT AS EXPRESSLY STATED HEREIN, MOFFITT DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED TECHNOLOGIES , EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY MOFFITT.  IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR ANY OF THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.  IN NO EVENT SHALL MOFFITT OR ITS AFFILIATES, OR BOTH OF THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS MOFFITT HAVE RECEIVED FROM LICENSEE UNDER THIS LICENSE.

ARTICLE 14                                 REPRESENTATIONS AND WARRANTIES

14.1.           Each party hereto hereby represents that it is has the full power and authority to enter into this Agreement and to convey the rights herein conveyed.

14.2.           Each party represents each on behalf of itself, that entering this Agreement and performance thereof shall not constitute a breach of any agreement, contract, understanding and/or obligation, or any third party rights including its documents of incorporation that it is currently bound by.

14.3.           Each party represents each on behalf of itself, that it shall perform its obligations hereunder diligently, expeditiously and to the best of its abilities.

14.4.           As of the Effective Date of this Agreement, MOFFITT represents that:

(a)           All parts of LICENSED PATENT RIGHTS are owned by MOFFITT and/or USF;

(b)           To its knowledge, except as set forth in Section 2.2, no third party has any rights to the LICENSED PATENT RIGHTS that would conflict with the rights granted to LICENSEE by MOFFITT hereunder; and.

(c)           As of the Effective Date, there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the LICENSED PATENT RIGHTS.

14.5.           Nothing contained in this Agreement is a warranty or representation by either party that any efforts to be exerted by same in connection with this Agreement will actually achieve their aims or succeed, and neither party makes any warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such efforts or activities; and that any patents will be issued with respect to any patent applications or that patents obtained on any of the said patent applications are or will be valid or will afford proper protection or that the LICENSED PATENT RIGHTS will be commercially exploitable or of any other value.

ARTICLE 15                                 NOTICES, PAYMENTS

15.1.           Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR MOFFITT:FOR LICENSEE:
DirectorLion Biotechnologies, Inc.
Office of Technology Management 21900 Burbank Blvd, Third Floor
and CommercializationWoodland Hills, California 91367
12902 Magnolia Drive, MRC TTO                                                                                     peter.ho@lionbio.com
Tampa, Florida 33612
Jarett.Rieger@moffitt.org

ARTICLE 16                                 LAWS, FORUM AND REGULATIONS

16.1.           This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without reference to conflict of laws principles or statutory rules of arbitration included therein. Any dispute or proceeding under this Agreement shall be subject to the exclusive jurisdiction and venue of the 13th Judicial Circuit in and for Hillsborough County, Florida and the parties hereby consent to the exclusive personal jurisdiction and venue of these courts.

16.2.           LICENSEE shall comply, and shall cause its SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED TECHNOLOGY.  In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s and its SUBLICENSEE’S activities under this Agreement.

ARTICLE 17                                 MISCELLANEOUS

17.1.           This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

17.2.           This Agreement constitutes the entire agreement of the parties relating to the LICENSED TECHNOLOGIES, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

17.3.           The provisions of this Agreement shall be deemed separable.  If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party

17.4.           Article headings are inserted for convenience of reference only and do not form a part of this Agreement.

17.5.           No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.  Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

17.6.           This Agreement may not be amended or modified except by written agreement executed by each of the parties.  This Agreement shall not be assigned by LICENSEE without the prior written consent of MOFFIT, provided that LICENSEE shall be entitled, at any time, to assign this Agreement to an AFFILIATE or to a party which acquires all or substantially all of that party’s business related to this Agreement, whether by merger, sale of assets or otherwise, provided that LICENSEE shall guarantee performance of any and all financial liabilities hereunder by such transferee..  Any attempted assignment in contravention of this Article 17.6 shall be null and void ab initio and shall constitute a material breach of this Agreement.

17.7.           LICENSEE, or any SUBLICENSEE or permitted assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

17.8.           The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

17.9.           LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities.  The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency.  MOFFITT neither represents that a license is or is not required or that, if required, it shall be issued.

17.10.           The Parties agree that this Agreement may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, and the Parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the Parties.

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed by their duly authorized representatives.

	H. Lee Moffitt Cancer Center and Research Institute, Inc.		Lion Biotechnologies, Inc.

By:	/s/	By:	/s/ Manish Singh
	Name: Dr. James J. Mulé		Name: Manish Singh, Ph.D.
	Title: Associate Center Director, Translational Research		Title: Chief Executive Officer

Appendix A

LICENSED PATENT RIGHTS

•           Provisional Patent Application having the serial number 61/955,970 entitled “Compositions and Methods for Improving Tumor-Infiltrating Lymphocytes for Adoptive Cell Therapy” filed 3/20/14, (14MA011PR).

•           Provisional Patent Application having the serial number 61/973,002 entitled “Compositions and Methods for Improving Tumor-Infiltrating Lymphocytes for Adoptive Cell Therapy” filed 3/31/14, (14MA011PR2).

Appendix B

PLAN

The LICENSEE has an obligation to provide MOFFITT with a PLAN within six (6) months from the EFFECTIVE DATE.  The PLAN should include developmental milestones.

Appendix C
MOFFITT CANCER CENTER ROYALTY REPORT

Licensee: __________________________________________________________
Agreement Number: ______________________
Period Covered:From:      /          /          Through:         /         /
Prepared By: _______________________________________________________
Approved By: ______________________________________________________
Report Currency:         __________________
Product Line: __________________________

Country	Volume of Sales (Month 1)	Volume of Sales (Month 2)	Volume of Sales (Month 3)	Total Gross Sales*	Less Deductions**	Net Sales	Royalty Rate	Royalty Amount	Conversion Rate	Total Royalty in US $

TOTAL:

If license covers several major product lines, please prepare a separate report for each product line.  Then combine all product lines into a summary report.

* Gross sales represent amount invoiced or billed to a third party.
** On a separate page, please itemize all deductions and indicate the reasons for such deductions. Permitted deductions are listed in the License Agreement. Also note any unusual occurrences that affected royalty amounts during this period.  To assist Moffitt’s forecasting, please comment on any significant expected trends in sales volume.

The following royalty forecast is non-binding and for Moffitt’s internal planning purposes only:

Next Quarter: __________ Q2: __________ Q3: __________ Q4: __________